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                                                                       Exhibit 3

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          FIRST MIDWEST BANCORP, INC.

It is hereby certified that:

1. The name of the Corporation (hereinafter called the "Corporation") is:

                          FIRST MIDWEST BANCORP, INC.

2. The first paragraph of the Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

   ARTICLE FOURTH - Authorized Stock.
   ----------------------------------
   The total number of shares of stock which the Corporation shall have authority to issue is Sixty-One Million (61,000,000) shares, of which One Million (1,000,000) shares shall be of Preferred Stock without par value (hereinafter sometimes referred to as "Preferred Stock"), and Sixty Million (60,000,000) shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as "Common Stock").

3. This Amendment to the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended.

   IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been signed by the Executive Vice President and attested by the Secretary of First Midwest Bancorp, Inc., as of the 17/th/ day of June, 1998.



                                  DONALD J. SWISTOWICZ
                                  ________________________
                                  Donald J. Swistowicz, Executive Vice President

 ATTEST:

 JAMES M. ROOLF
 _____________________________
 James M. Roolf, Secretary